Report of Independent Accountants

Providian National Bank
  and
Bankers Trust Company

We have examined management's assertion that Providian National Bank complied with the relevant terms and conditions of Articles III and IV, and Sections 8.08 and 9.01 of the Pooling and Servicing Agreement, as amended and supplemented (the "Agreement"), dated as of June 1, 1993 between Providian National Bank, as Seller and Servicer, and Bankers Trust Company, as Trustee, during the year ended December 31, 2000. Management is responsible for Providian National Bank's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about Providian National Bank's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Providian National Bank's compliance with those requirements and performing such other procedures, as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Providian National Bank's compliance with specified requirements.

In our opinion, management's assertion that Providian National Bank complied with the aforementioned requirements during the year ended December 31, 2000 is fairly stated in all material respects.

This report is intended solely for the information and use of Providian National Bank and Bankers Trust Company and is not intended to be and should not be used by anyone other than these specified parties.

                                                       /s/ Ernst & Young LLP

March 5, 2001

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                        Report of Independent Accountants

Board of Directors
Providian National Bank

We have examined management's assertion that its controls over the functions performed as Servicer of the Providian Master Trust ("Trust") are effective, during the year ended December 31, 2000, in providing reasonable assurance that Trust assets are safeguarded against loss from unauthorized use or disposition and that transactions are executed in accordance with management's authorization in conformity with the Pooling and Servicing Agreement dated as of June 1, 1993, as amended and supplemented (the "Agreement"), between Providian National Bank, as Seller and Servicer, and Bankers Trust Company, as Trustee, and are recorded properly to permit the preparation of the required financial reports. Management is responsible for its controls over compliance with those requirements. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of the controls over the functions performed by Providian National Bank as Servicer of the Trust, testing and evaluating the design and operating effectiveness of those controls, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of the controls over the functions performed as Servicer of the Trust to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the controls may deteriorate.

In our opinion, management's assertion, that it believes that Providian National Bank's controls over the functions performed as Servicer of the Trust are effective in providing reasonable assurance that Trust assets are safeguarded against loss from unauthorized use or disposition, and that transactions are executed in accordance with management's authorization in conformity with the Agreement, and are recorded properly to permit the preparation of the required financial reports, for the year ended December 31, 2000 is fairly stated, in all material respects, based on the following criteria specified in management's assertion:

     Controls   provide   reasonable   assurance   that  funds   collected   are
     appropriately remitted to the Trustee in accordance with the Agreement.

     Controls provide reasonable assurance that Trust assets are segregated from those assets retained by Providian National Bank in accordance with the Agreement.

     Controls provide reasonable assurance that expenses incurred by the Trust are properly calculated and remitted in accordance with the Agreement.

     Controls provide reasonable assurance that additions of accounts to the Trust are authorized in accordance with the Agreement.

     Controls provide reasonable assurance that removals of accounts from the Trust are authorized in accordance with the Agreement.

     Controls provide reasonable assurance that Trust principal collections used to amortize investor's certificates are calculated in accordance with the Agreement.

     Controls provide reasonable assurance that Monthly Statements and Payment Instructions provided to the Trustee are reviewed by management prior to delivery.

     Controls provide reasonable assurance that Monthly Statements and Payment Instructions contain information required by the Agreement.

This report is intended solely for your information. However, this report is a matter of public record as a result of being included as an exhibit to the report on Form 10-K prepared by Providian National Bank and filed with the Securities and Exchange Commission on behalf of the Providian Master Trust and its distribution is not limited.

                                                      /s/ Ernst & Young LLP

March 5, 2001